Exhibit 10.1

CONTRACT OF EMPLOYMENT

This contract of employment (the ‘‘Agreement”) entered into today the 1 st July 2020 by and between:-

PARTIES

On the one part, Esport Entertainment (Malta) Ltd, a company registered in Malta bearing Company Registration Number C84747 of registered office situated at 170 Pater House,Level 1 (Suite A219), Psaila Street, Birkirkara BKR9077, herein represented by Philippe Warzee as duly authorized (hereinafter referred to as the “ Employer”);

And

On the other part, Adrien Lafevre, holder of French Passport Number 11CX22329, and resident at Scorpio Apt 2, Triq Santa Marija, MLH 1333, Mellieha, Malta (hereinafter referred to as the ‘‘Employee”).

The Employer and the Employee shall be jointly referred to as ‘‘the Parties” .

IN VIRTUE OF WHICH IT IS HEREBY AGREED BY AND BETWEEN THE PARTIES AS FOLLOWS:

1.	APPOINTMENT

1.1	By virtue of this Agreement, the Employer appoints for an indefinite term, the Employee who accepts his employment with the Employer as Chief Risk & Compliance Officer with effect from the 1st July 2020 on a full-time basis in accordance with the duties described in Article 2 below, and subject to the terms and conditions set out in this Agreement and to such regulations as the Employer may consider necessary from time to time.

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2.	EMPLOYEES DUTIES AND RESPONSIBILITIES

2.1	The Employee shall be responsible to the Employer for the proper performance of his duties which duties shall cover.

2.l.l	Planning, designing and implementing an overall risk management and compliance process for the organization.

2.1.2	Ongoing risk assessment; identifying, describing and estimating the risks affecting the business and evaluating identified risks with criteria established by the organization such as costs, legal requirements, etc.

2.l.3	Risk reporting in an appropriate way for different audiences, for example, to the board of directors so they understand the most significant risks, to business heads to ensure they are aware of risks relevant to their parts of the business and to individuals to understand their accountability for individual risks.

2.1.4	Creating and monitoring good corporate governance practices.

2.1.5	Drafting and monitoring internal governance , regulatory and risk polices and process

2.1.6	Conducting audits of policy and compliance to standards, including liaison with internal and external auditors.

2.1.7	providing support, education and training to staff to build risk and compliance awareness within the organization.

2.1.8	All those activities and responsibilities which are considered as falling within the ordinary competence of such role in the field of operation of the Employer as well as those other duties which may be reasonably requested by the Employer from time to time in the course of the Employee’s employment and which the Employer may, in his absolute discretion require to be performed in the interests of the Employer.

2.2	The Employee shall exercise proper care and diligence in the performance of his duties and shall use his best endeavors to promote the interests and policies of the Employer.

2.3	The Employee shall not at any time make any untrue or misleading statement relating to the Employer.

2.4	The Employee shall not, except with prior approval of the Employer, divulge or communicate to any person or use to his own private advantage or gain or that of third parties , any information or documentation which he may have received during the course of his employment from the Employer, his principals, clients or business associates.

The Employee, accepts that this obligation shall subsist even in the event of the Employee ceasing to be in the employment of the Employer.

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2.5	The Employee shall, immediately upon termination of his employment and not later than two (2) days thereafter, return all documents and equipment in his possession or control (both any originals and copies thereof) relating to the Employer’s business and not keep for himself or third parties any originals or copies of documentation or data or systems pertaining to the Employer and Employer’s business.

2.6	The Employee shall, during the course of his employment, before taking up any part-time employment in a business or trade in competition discuss with the Employer to receive the Employer’s written consent.

2.7	The Employee shall keep himself updated with all information security policies and procedures and shall comply with them at all times. If the Employee cannot comply for some reason with said policies and procedures he shall inform the Employer accordingly.

2.8	The Employee understands that any intellectual property developed during the course of his employment with the Employer using the time and resources of the Employer is the sole property of the Employer and cannot be used for his own personal gain neither during employment nor after termination thereof.

2.9	The Employee shall refrain from committing any of the following:

2.9.l	theft, misappropriation or unauthorized possession of any property belonging to the Employer, or the Employer’s clients or any employee or affiliate of the Employer;

2.9.2	serious damage or repeated damage to the Employer’s property;

2.9.3	falsification or misrepresentation .in reports, accounts, expense claims or other documentation;

2.9.4	intoxication by reason of drink or drugs;

2.9.5	having drugs in his possession, custody or control in the Company’s premises or property;

2.9.6	violent. dangerous or intimidatory conduct;

2.9.7	sexual, racial or other harassment of a colleague or of a customer;

2.9.8	engaging in any indecent or immoral conduct to the detriment of the Employer’s good name;

2.9.9	refusal to carry out duties or reasonable instructions.

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3.	CONDITIONS OF EMPLOYMENT

3.1	The Employee shall be employed on a full-time basis with the minimum of forty (40) working hours per week. The Employee sha.11 be expected to work hours as may be required by the demands of the business and may be required to perform his duties in accordance with the shift work arrangement as may be assigned by the Employer. On account of the post he is occupying the Employee shall adjust his working hours to suit the exigencies of his duties, the Employer and the clients of the Employer. It is being agreed that the normal hours of work may extend into and include weekends and public holidays.

3.2	The Employee shall receive a share of all the benefits of vacation leave, and all other benefits and entitlements as established by the Laws of Malta for each year of employment, pro rata the period of employment.

3.3	Vacation leave is to be taken at time to suit the exigencies of the Employer. Vacation leave is non-cumulative and hence must be availed of in the year in which it falls due, unless otherwise agreed to between the Parties in writing.

3.4	Payment of sick leave shall be subject to the following conditions:

3.4.1	The Employee must present a medical certificate signed by the Employer’s doctor should the Employer require his doctor to examine the Employee. The Employee has the right to acquire a second opinion but failure to present the Employer’s doctor signed medical certificate in the event that the latter is required to examine the Employee invalidates the entitlement to the payment of sick leave;

3.4.2	The Employee must present an application for National Insurance Sickness Benefit;

3.4.3	The Employee who absents himself from work as a result of illness or accident is required to notify the Employer of his absence at least one hour prior to the commencement of his shift on the first day of absence.

4.	DURATION OF CONTRACT

4.1	The Employee shall be employed for an indefinite term with an initial probationary period of three (3) months with a mutual notice of one (1) week after the expiry of the first month from the commencement of the employment.

4.2	If the Contract of Employment enters into an indefinite term, the Employer may terminate the employment of the Employee without penalty or compensation in the event that the Employer has a ‘good and sufficient’ cause for termination, or if the Employee is in breach of any terms of the Agreement or for any other reason permissible at law.

4.3	The Employee may at any time terminate the Employment by giving the Employer the period of notice required in accordance with the duration of his employment with the Employer as is provided in the Employment and industrial Relations Act.

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5.	REMUNERATION

5.1	The Employer shall remunerate the Employee the annual gross amount of One hundred and thirty thousand Euro per year (€130,000) with optional bonus based on performance. This amount shall be paid in equal monthly installments (pro rata for incomplete months of service).

5.2	The Employee shall also be entitled to any cost of living increases as may be published in the Malta Government Gazette from year to year.

5.3	The remuneration is inclusive of hours of overtime work which exceeds the amount of forty (40) hours.

5.4	Bonus .With respect to each full fiscal year during the Engagement Term, the Employee shall be eligible to earn an annual employee stock option bonus (the “Annual Option Bonus”) in such amount , if any, as determined in the sole discretion of the Board. In addition, the Employee shall be eligible to participate in the Company’s cash bonus and other incentive compensation plans and programs (if any) for the Company’s senior employees at a level commensurate with their position and may be entitled to bonus payments in addition to the amount set forth hereinabove.

6.	NON-SOLICITATION, CONFIDENTIALITY AND NON-COMPETITION

6.1	During the course of his employment the Employee acknowledges all fiduciary obligations in relation to this contract of employment with the Employer and therefore undertakes:

1.	Not to damage the Employer by seeking to solicit any client of the Employer unless the client was not a client of the Employer during the Employee’s employment with the Employer;

11.	Not to damage the Employer by persuading or attempting to persuade any Employee, officer or director or affiliate of the Employer to leave or otherwise terminate his employment, agreement or relationship with the Employer.

6.2	The Employee recognizes the fiduciary obligations of strict confidentiality under the laws in relation to the nature of the business conducted by the Employer. Unless previously authorized in writing, the Employee shall not copy or distribute to any unauthorized persons any documents belonging to the Employer which are in any way related to his employment and shall not divulge to third parties any information regarding all matters that come or may come to his attention during the course of his duties.

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6.3	The Employee shall not in any manner disclose confidential information directly or indirectly acquired by him, including but not limited to any information on management. or administration, business methods, techniques, secrets products, customer’s data or any other information which he may have acquired about the business or the nature thereof of his Employer. The Employee cannot make use of such information for his own benefit or for the benefit. of a third party irrespective of the manner in which such information has become knowledgeable to the Employee.

Such confidentiality shall be maintained at all times, even in the event of the termination of employment under this Agreement for whatever reason.

Any conscientious objection should be reported to the Employee’s superior should an issue arise in the ordinary course of employment under this Agreement.

6.4	The Employee shall not without the prior consent or authority of the Employer, remove from the Employer’s premises or copy or allow others to copy the contents of any document (this being a soft or hard copy) or other tangible item which contains any confidential business information or which belongs to the Employer.

During the term of employment, the Employee shall in no way damage the Employer by competing with or entering into employment with any competitor of the Company.

6.5	In the case of termination of employment for any reason, the Employee agrc.es not to represent himself as being in any way connected with or .interested in the business of the Employer or any parent, subsidiary or group member of the Employer or his suppliers.

6.6	The conditions of this clause shall survive the termination of this Agreement.

6.7	In the event of breach of any of the obligations assumed by the Employee towards the Employer in virtue of this clause, the Employer may terminate the employment and take further action as may be necessary to protect his position.

7.	NON-DISCLOSURE

7.1	Duty of Confidentiality. The Employee shall not disclose or fail to take all reasonable measures to prevent disclosure of Confidential Information (Confidential Information includes any business or technical information about the Employer, his affiliates or subsidiary companies , and any businesses or persons that the Employer does business with) to any in dividual , corporation, partnership, trust, governmental authority or any other third party.

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8.	APPLICABLE LAWS AND DISPUTES

8.1	In the event of any dispute or difference arising between the Parties in connection with this Agreement, either during or after the term of this Agreement, the Parties shall, within two (2) days of a written request from either Party to the other, meet in an effort to settle amicably the dispute or difference between them.

8.2	If the dispute or difference is not resolved as a result of the aforementioned meeting, the Parties shall have the right to recourse in the ordinary courts of Malta for the resolution of any dispute arising between them under this Agreement. The governing law of this Agreement shall be the substantive law of Malta.

9.	OTHER TERMS AND CONDITIONS

9.1	Any amendments or addenda to this Agreement must be in writing and must be signed by the Parties.

9.2	The headings of this Agreement are solely references and must not in any circumstance affect the content thereof.

9.3	In this Agreement, any reference to the “Agreement” shall also refer to any amendments and addenda which from time to time may have been entered into by the Parties.

9.4	The terms and conditions set out in this Agreement shall supersede any arrangement, statements, representations or negotiations made or existing between the Parties prior to the execution of this Agreement which shall constitute the entire understanding between the Parties.

10.	DATA PROTECTION

10.1	Upon signing this contract of employment, the Employee agrees to provide his personal information for the performance of this Agreement, for the Employer’s legitimate interests and to satisfy legal obligations. Such personal data would normally include the following categories of data, but other data may be required from time to time:

10.1.1	Name, surname, date of birth, address, marital status, ID number, National Insurance number, Union membership (where applicable), contact details, next of kin, police conduct, reference letter from previous employer/s, copy of qualifications, passport size photo, languages spoken, citizenship status, visa status (if applicable), emergency contact information;

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10.1.2	Results of vision and hearing medical tests, where required depending on the job position s, pursuant to article 9 (h) of the General Data Protection Regulation, where “processing is necessary for the purposes of preventive or occupational medicine, for the assessment of the working capacity of the Employee”;

10. 1.3	Bank details and previous FS3 (where applicable) in order to process the Employee’ s payroll;

10.1.4	Location data retrieved from the GPS system installed on the Employer’s vehicles that the Employee will be driving, if applicable.

10.1.5	Should the Employer decide to implement biometric devices for time and attendance purposes, may also ask the Employee to record his/her finger or palm scan.

10.2	The personal data collected by the Employer will be processed in accordance with the Regulation {EU) 2016 /679 (General Data Protection Regulation).

10.3	The Employee also acknowledges the presence of CCTV cameras within the work premises used as security measures against unauthorized access and to prevent and/or detect fraudulent activities, if applicable.

10.4	In terms of the said Regulation, the personal and/or sensitive data supplied by the Employee will be processed solely for the following purposes:

10.4.l	The proper performance of the contract of employment of the Employee;

l0.4.2	The compliance with any legal obligations to which the Employer is subject pursuant to any law being in force in Malta from time to time;

10.4.3	To provide the Employee with access to the Employer’s systems, both physical and electronic.

10.5	The Employee has, where applicable, the right to require to be provided with information about his personal data as well as the right to have it rectified, or in appropriate circumstances, where any inaccurate, incomplete or immaterial personal data which is being processed, to have it erased.

10.6	The Employee understands that his data may be transferred to other companies within the Employer’s Group, or to external suppliers to which the Group outsources some services, such as payroll, system access cards supplier, and for administrative, legal or regulatory requirements.

10.7	In order to keep the Employee’s data accurate and up to date, it is his responsibility to inform the Employer of any change in any personal circumstances.

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10.8	Upon termination of this Agreement, some of the personal data of the Employee will be deleted from the Employer’s systems. To comply with any legal obligations that might arise and/or legitimate interests of both the Employer and the Employee (e.g. tax purposes), the personal data of former Employees will be archived in the Employer’s systems for a period of not more than six (6) years, after which period it will be deleted.

10.9	Lastly, basic employment information, such as the Employee’s name, address, job position, commencement date and termination date will be retained for a period of not more than ten ( I 0) years, to comply with any legal obligation that might arise. This data may also be sent to a prospective company that might request it, following your employment application with them.

11	SEVERANCE

11.1	If any provision of this Agreement should be or becomes fully or partially invalid or unenforceable for any reason whatsoever or should violate any applicable ·la w, this Agreement is to be considered divisible as to such provision and such provision is to be deemed excluded from this Agreement, and the rest of this Agreement shall be valid and binding as if such provision was not included herein . In that case, it shall be substituted for any such provision which, as far as legally possible, comes nearest to what the Parties had originally intended or would have intended according to the sense and purpose of this Agreement.

This Agreement bas been drawn up in two (2) original copies, one for each Party.

We, the undersigned hereby declare that we fully understand the English language and to have fully understood the content of this Agreement agree to the terms and conditions stipulated herein.

/s/ Adrien Lefevre	/s/ Philippe Warze
the Employee	on behalf of the Employer

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